Exhibit 99.1

Red Rock Resorts Announces Fourth Quarter and Year End 2018 Results

LAS VEGAS, February 12, 2019 (GLOBE NEWSWIRE)—Red Rock Resorts, Inc. (“Red Rock Resorts,” “we” or the “Company”) (NASDAQ: RRR) today reported financial results for the fourth quarter and year ended December 31, 2018. The Company adopted FASB’s new revenue recognition standard (“ASC 606”), effective January 1, 2018. Certain prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606, with no material impact on operating income, net income or Adjusted EBITDA(1).

Net revenues were $431.5 million for the fourth quarter of 2018, an increase of 7.8%, or $31.2 million, from $400.3 million for the same period of 2017. The increase in net revenues was primarily due to an increase in Las Vegas operations, partially offset by a decrease in Native American management fees due to the expiration of the Gun Lake management agreement in February of 2018.

Net income was $13.2 million for the fourth quarter of 2018, a decrease of 71.3%, or $32.8 million, from $46.0 million for the same period of 2017. The decrease in net income was primarily due to an after-tax decrease in the fair value of derivative instruments of $23.9 million. These results also reflect an out-of-period, one-time, non-cash adjustment related to a lease obligation regarding our corporate office building that increased interest expense by $9.3 million and decreased net income by $8.6 million.

Adjusted EBITDA was $135.1 million for the fourth quarter of 2018, an increase of 10.1%, or $12.4 million, from $122.7 million in the same period of 2017. The increase in Adjusted EBITDA was primarily due to an increase in Las Vegas operations, partially offset by a decrease in Native American management fees due to the Gun Lake expiration.

For the full year, net revenues were $1.68 billion in 2018, an increase of 2.4%, or $38.9 million, from $1.64 billion for the same period of 2017. The increase in net revenues was primarily due to a $69.6 million increase in Las Vegas operations, partially offset by a $31.0 million decrease in Native American operations due to the Gun Lake expiration.

For the full year, net income was $219.5 million in 2018, compared to $63.5 million for the same period of 2017. The increase in net income was primarily due to a gain associated with the extinguishment of tax receivable liabilities, as well as a prior year loss associated with the acquisition of the leases at Boulder Station and Texas Station.

For the full year, Adjusted EBITDA was $509.0 million in 2018, an increase of 2.4%, or $11.7 million, from $497.2 million in 2017, primarily due to a $23.7 million increase in Las Vegas operations, partially offset by a $15.1 million decrease in Native American operations due to the Gun Lake expiration.

Las Vegas Operations

Net revenues from Las Vegas operations were $409.5 million for the fourth quarter of 2018, an increase of 10.4%, or $38.5 million, from $371.0 million in the same period of 2017. Adjusted EBITDA from Las Vegas operations was $121.0 million for the fourth quarter of 2018, an increase of 14.4%, or $15.2 million, from $105.8 million in the same period of 2017.

Native American Management

Adjusted EBITDA from Native American operations was $19.1 million for the fourth quarter of 2018, a 22.1% decrease from $24.5 million in the same period of 2017. The decrease was primarily due to the Gun Lake expiration, partially offset by increased management fees generated under the Graton Resort management agreement.

Palace Station and Palms Redevelopment Update

The Palace Station redevelopment project was completed on schedule and on budget with all aspects of the project open as of the end of 2018. As of December 31, 2018, the Company has incurred $188 million in costs against the budget of $191 million.

The Palms redevelopment project remains on schedule and the budget remains unchanged with the remaining components of phase two expected to be complete in the second quarter of 2019 and phase three expected to be complete in the third quarter of 2019. As of December 31, 2018, the Company has incurred approximately $430 million in costs against the $690 million project.

Balance Sheet Highlights

The Company’s cash and cash equivalents at December 31, 2018 were $114.6 million and total principal amount of debt outstanding at the end of the fourth quarter was $2.91 billion. The Company’s debt to Adjusted EBITDA and interest coverage ratios were 5.0x and 4.4x, respectively.

Quarterly Dividend

The Company’s Board of Directors has declared a cash dividend of $0.10 per Class A common share for the first quarter of 2019. The dividend will be payable on March 29, 2019 to all stockholders of record as of the close of business on March 14, 2019.

Prior to the payment of such dividend, Station Holdco LLC (“Station Holdco”) will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.7 million, approximately $7.0 million of which is expected to be distributed to the Company and approximately $4.7 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 4563756. A replay of the call will be available from today through February 20, 2019 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDA includes net income plus depreciation and amortization, share-based compensation, write-downs and other charges, net, tax receivable agreement liability adjustment, related party lease termination, asset impairment, interest expense, net, loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, provision for income tax and other, and excludes Adjusted EBITDA attributable to the noncontrolling interests of MPM.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC (“Station Casinos”). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the effects of the economy and business conditions on consumer spending and our business; competition, including the risk that new gaming licenses or gaming activities are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; risks associated with development, construction and management of new projects or the redevelopment or expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange

Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

View source version on http://redrockresorts.investorroom.com/:

CONTACT:

Red Rock Resorts

Kevin Schubert

Senior Vice President

(702) 495-3550

———————————————————————————

Lori Nelson

Vice President of Corporate Communications

(702) 495-4248

Red Rock Resorts, Inc.

Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating revenues:
Casino	$240,757	$221,763	$940,483	$886,206
Food and beverage	100,971	87,995	381,197	365,448
Room	42,169	39,640	170,824	179,041
Other	27,054	22,940	100,912	92,967
Management fees	20,520	27,972	87,614	118,477

Net revenues	431,471	400,310	1,681,030	1,642,139

Operating costs and expenses:
Casino	84,854	79,388	326,980	311,086
Food and beverage	87,892	78,406	340,212	326,069
Room	19,314	19,297	78,440	81,768
Other	14,320	10,074	48,431	40,332
Selling, general and administrative	92,952	92,215	390,492	380,930
Depreciation and amortization	46,864	43,496	180,255	178,217
Write-downs and other charges, net	13,580	3,653	34,650	29,584
Tax receivable agreement liability adjustment	(263)	(139,070)	(90,638)	(139,300)
Related party lease termination	—	—	—	100,343
Asset impairment	—	—	—	1,829

	359,513	187,459	1,308,822	1,310,858

Operating income	71,958	212,851	372,208	331,281
Earnings from joint ventures	579	390	2,185	1,632

Operating income and earnings from joint ventures	72,537	213,241	374,393	332,913

Other (expense) income:
Interest expense, net	(46,800)	(31,315)	(143,099)	(131,442)
Loss on extinguishment/modification of debt, net	—	(13,355)	—	(16,907)
Change in fair value of derivative instruments	(14,938)	11,053	12,415	14,112
Other	(67)	(99)	(354)	(357)

	(61,805)	(33,716)	(131,038)	(134,594)

Income before income tax	10,732	179,525	243,355	198,319
Benefit (provision) for income tax	2,449	(133,556)	(23,875)	(134,786)

Net income	13,181	45,969	219,480	63,533
Less: net income attributable to noncontrolling interests	4,235	16,497	61,939	28,110

Net income attributable to Red Rock Resorts, Inc.	$8,946	$29,472	$157,541	$35,423

Earnings per common share:
Earnings per share of Class A common stock, basic	$0.13	$0.43	$2.28	$0.53
Earnings per share of Class A common stock, diluted	$0.11	$0.35	$1.77	$0.42
Weighted-average common shares outstanding:
Basic	69,283	68,486	69,115	67,397
Diluted	116,414	116,274	116,859	115,930
Dividends declared per common share	$0.10	$0.10	$0.40	$0.40

Red Rock Resorts, Inc.

Segment Information and Reconciliation of Net Income to Adjusted EBITDA

(amounts in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net revenues
Las Vegas operations	$409,483	$370,985	$1,588,003	$1,518,442
Native American management	20,365	27,842	87,009	117,968

Reportable segment net revenues	429,848	398,827	1,675,012	1,636,410
Corporate and other	1,623	1,483	6,018	5,729

Net revenues	$431,471	$400,310	$1,681,030	$1,642,139

Net income	$13,181	$45,969	$219,480	$63,533
Adjustments
Depreciation and amortization	46,864	43,496	180,255	178,217
Share-based compensation	2,417	2,195	11,289	7,922
Write-downs and other charges, net	13,580	3,653	34,650	29,584
Tax receivable agreement liability adjustment	(263)	(139,070)	(90,638)	(139,300)
Related party lease termination	—	—	—	100,343
Asset impairment	—	—	—	1,829
Interest expense, net	46,800	31,315	143,099	131,442
Loss on extinguishment/modification of debt, net	—	13,355	—	16,907
Change in fair value of derivative instruments	14,938	(11,053)	(12,415)	(14,112)
Adjusted EBITDA attributable to MPM noncontrolling interest	—	(1,780)	(962)	(15,262)
(Benefit) provision for income tax	(2,449)	133,556	23,875	134,786
Other	67	1,099	329	1,357

Adjusted EBITDA	$135,135	$122,735	$508,962	$497,246

Adjusted EBITDA
Las Vegas operations	$120,971	$105,790	$457,379	$433,640
Native American management	19,124	24,548	80,795	95,897

Reportable segment Adjusted EBITDA	140,095	130,338	538,174	529,537
Corporate and other	(4,960)	(7,603)	(29,212)	(32,291)

Adjusted EBITDA	$135,135	$122,735	$508,962	$497,246